Trecora Resources Names Joseph Michael Tanner SVP, Commercial

SUGAR LAND, Texas, February 25, 2019 /PRNewswire/ -- Trecora Resources (“Trecora” or the “Company”) (NYSE: TREC), a leading provider of high purity specialty hydrocarbons and waxes, today announced that Joseph Michael Tanner has been named SVP, Commercial, effective March 11, 2019. Mr. Tanner has more than 30 years of deep chemicals industry experience and most recently served as CEO and President of BasellOrlen Polyolefins, a joint venture between LyondellBasell and PKN Orlen.

“I am pleased to announce that Joe will join the Trecora team on March 11. I believe that his commercial expertise and leadership will enable us to fully realize the value of our products while also bringing his business acumen to our sourcing and supply chain activities,” said Pat Quarles, Trecora’s President and Chief Executive Officer. “Having worked together previously, I have seen that Joe shares our core values for operational excellence in safety and reliability, as well as driving value creation in concert with our customers. Joe will also bring his operational and commercial expertise to help us achieve value capture from our supply chain and procurement activities.”

Mr. Tanner commented, “I am joining Trecora at an exciting time. With the company intensely focused on execution, I believe my experiences leading organizations through change and growth will allow us to rapidly prioritize and deliver on real value creation for our shareholders. I am very eager to get started.”

Mr. Tanner has 33 years of chemicals and polymers experience, approximately 30 of which were with LyondellBasell where he most recently served as CEO and President of BasellOrlen Polyolefins. He has diversified experience working in production, research, sales, finance and business management. Prior to LyondellBasell, Mr. Tanner worked for Dow Chemical Company. He holds a Bachelor of Science degree in Mechanical Engineering from Purdue University.

About Trecora Resources (TREC)
TREC owns and operates a facility located in southeast Texas, just north of Beaumont, which specializes in high purity hydrocarbons and other petrochemical manufacturing. TREC also owns and operates a leading manufacturer of specialty polyethylene waxes and provider of custom processing services located in the heart of the Petrochemical complex in Pasadena, Texas. In addition, the Company is the original developer and a 33.4% owner of Al Masane Al Kobra Mining Co., a Saudi Arabian joint stock company.
Forward-Looking Statements
Statements in this press release that are not historical facts are forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon our belief, as well as, assumptions made by and information currently available to us. Because such statements are based upon expectations as to future economic performance and are not statements of fact, actual results may differ from those projected. These risks, as well as others, are discussed in greater detail in Trecora Resources' filings with the Securities and Exchange Commission, including Trecora Resources' Annual Report on Form 10-K for the year ended December 31, 2017, and the Company's subsequent Quarterly Reports on Form 10-Q. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release.
Investor Relations Contact:
Jean Marie Young
The Piacente Group, Inc.
212-481-2050
trecora@tpg-ir.com